Exhibit 10.6

SERVICING AGREEMENT

FOR

RETAINED PERSONAL LINES BUSINESS

EFFECTIVE

JANUARY 1, 2003

BETWEEN

INFINITY PROPERTY AND CASUALTY CORPORATION,

SERVICER

AND

AMERICAN FINANCIAL GROUP, INC.,

COMPANY

TABLE OF CONTENTS

Section 1	Scope of Servicer’s Authority	Page 2

Section 2	Fees and Charges	Page 2

Section 3	Management and Administration	Page 4

Section 4	Claims Handling; Payment of Claims and Allocation Expenses	Page 5

Section 5	General Obligations	Page 6

Section 6	Term and Termination	Page 7

Section 7	Representations and Covenants of Servicer	Page 8

Section 8	Representations and Covenants of Company	Page 9

Section 9	Limitation of Liability	Page 10

Section 10	Indemnification	Page 10

Section 11	Confidentiality	Page 10

Section 12	Informal Dispute Resolution; Arbitration	Page 11

Section 13	Amendment and Waiver	Page 12

Section 14	Notice	Page 12

Section 15	Assignment	Page 13

Section 16	Severability	Page 13

Section 17	Survival	Page 13

	Signatures	Page 14

SERVICING AGREEMENT

FOR

RETAINED PERSONAL LINES BUSINESS

THIS SERVICING AGREEMENT (“Agreement”), effective January 1, 2003 (the “Effective Date”), by and between AMERICAN FINANCIAL GROUP, INC., an Ohio corporation, on behalf of itself and certain of its insurance subsidiaries (collectively, the “Company”) and INFINITY PROPERTY AND CASUALTY CORPORATION, an Ohio corporation, on behalf of itself and certain of its insurance subsidiaries (collectively, the “Servicer”).

W I T N E S S E T H:

WHEREAS, Company requires a servicer (i) to manage its direct to consumer personal lines business written or assumed in Company’s Profit and Loss report code 0066 (the “Direct Business”), including the provision of underwriting and claims handling services and (ii) to provide certain management and other services in connection with Company’s ongoing obligations arising from its other personal lines business (“Non-Reinsured Business”) attributable to its “agency” segment which is referenced in but specifically excluded from the scope of the Reinsurance Agreement between Windsor Insurance Company, an affiliate of Servicer, and Company effective January 1, 2003 (the “Reinsurance Agreement”), in each case on the terms and conditions set forth herein; and

WHEREAS, Company and Servicer understand that certain subsidiaries of Company, including Great American Insurance Company (“Great American”) have signed a Stock Purchase Agreement dated January 24, 2003 which, together with the Asset Purchase Agreement ancillary thereto (collectively, the “Purchase Agreements”), contemplate the sale of a significant portion of the Direct Business to certain subsidiaries of Direct Response Corporation (“Response”), and that if such sale becomes final, Servicer will be providing certain services to Response in connection with the Direct Business it purchases (defined as “Worldwide Business” and “Purchased Business” in the Purchase Agreements), as well as continuing certain services for Company in connection with (i) the Direct Business it retains (defined as “Residual Business” in the Purchase Agreements), (ii) claims on the Worldwide Business with accident dates prior to the Closing Date of the Purchase Agreements and (iii) claims on the Purchased Business with accident dates prior to the renewal of such business onto Response paper (items (ii) and (iii) being collectively referred to as “Retained Claims”); and

WHEREAS, the term “Retained Personal Lines Business” shall, for all purposes of this Agreement unless otherwise specifically stated, be deemed to include the Direct Business, the Non-Reinsured Business and the Retained Claims; and

WHEREAS, Servicer is willing to provide services for the Retained Personal Lines Business to Company and, if the sale contemplated by the Purchase Agreements becomes effective, to the Company and Response, on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises contained herein and subject to all the terms and conditions hereof, Company and Servicer agree as follows:

1.	Scope of Servicer’s Authority; Standard of Care.

(a) Services. Company authorizes Servicer to provide the Services specified in this Agreement (the “Services”) in accordance, as applicable, with the Claims Handling And Reporting Procedures set forth on Schedule 2 attached hereto. In the event that the sale to Response becomes effective pursuant to the Purchase Agreements, Company authorizes Servicer to provide those Services identified on Schedule 1A for the Worldwide Business and the Purchased Business (the “Response Services”), and to continue providing the Services in connection with the Retained Personal Lines Business. In performing the Response Services, Servicer shall have authority to communicate directly with Response as necessary to perform such services in accordance with the terms of the Service Agreement ancillary to the Purchase Agreements (the “GAI-Response Service Agreement”) and subject to the management and oversight by Great American’s primary contact identified therein. The parties agree that Servicer’s role in performing the Response Services is that of a subcontractor of Great American in connection with its duties under the GAI-Response Service Agreement, a copy of which is attached hereto as Appendix I.

(b) Direct Business. From and after the Closing of the Purchase Agreements, the term “Direct Business” as used in this Agreement shall be deemed to refer to only the Residual Business and the Retained Claims. Company and Servicer agree to adjust charges in Schedule 1 to account for the reduction in Direct Business caused by the transactions contemplated by the Purchase Agreements as well as any future sale or other disposition of any portion of the Direct Business.

(c) Standard of Care. Except as specifically addressed otherwise in this Agreement, Servicer shall use its reasonable best efforts to provide the Services and the Response Services at standards and with a level of performance and scope in all events consistent with the quality and level of performance and scope it would use in providing similar services to itself or its Affiliates and consistent with the service levels and workflow processes provided to the Retained Personal Lines Business during calendar year 2002.

2.	Fees and Charges.

(a) General. In consideration of the Services performed by Servicer, Company agrees to pay Servicer the service fees and other charges as specified on Schedule 1 attached hereto. Fees for the Response Services are set forth in Schedule 1A. Beginning April 1, 2003, Servicer shall invoice Company in a manner to be agreed upon by the parties, with sufficient supporting detail to justify all fees and charges. Company shall pay the undisputed portion of any invoice within twenty days of receipt. Any disputed amounts shall be paid upon resolution in accordance with Section 2(h) below.

(b) COLA. Subject to the terms of Schedule 1, at each anniversary of this Agreement, Servicer shall apply a cost of living adjustment based on the U.S. Department of Labor Bureau of Labor Statistics Consumer Price Index for Cincinnati-Hamilton, OH-KY-IN to the amounts set forth on Schedule 1. Such adjustment shall be effective on the first day of the ensuing month.

(c) Certain Prohibitions. In no event shall Company be required to pay duplicative charges hereunder (including but not limited to charges embedded within any service as ALAE or ULAE) or any amount attributable to the Merlin claims system.

(d) Late Payment Penalty. Subject to Section 2(h) below, if Company fails to pay any invoice or other amount owed hereunder when due, Servicer may add an interest charge of 1% per month, or the maximum rate allowed by law if less, on the outstanding balance until paid in full.

(e) Taxes. Company shall pay all taxes that are applicable to or are measured directly by payments made under this Agreement, including without limit, sales, use, excise or value-added taxes; provided, however, that Servicer shall report and pay income taxes, if any, arising out of the payments made by Company to Servicer under this Agreement. Servicer shall also pay all payroll taxes of its Employees providing Services under this Agreement.

(f) Audit Rights. With five business days prior written notice from Company, during reasonable business hours, Servicer shall make available its financial books and records pertaining to the Services in an organized manner to Company to permit an efficient audit of the Pass-Through Charges; provided, that Company shall only have one opportunity to audit any specific period of time and shall not be permitted to re-examine any prior audit materials unless any dispute involving such prior audit materials remains unresolved. Any audit shall be limited to a two week period of time, provided, however, that should Servicer fail to comply with Company’s reasonable requests in connection with such audit or otherwise fail to assist Company in conducting such audit, the period of time for the audit shall be extended for as long as Company, in good faith and in its reasonable discretion, determines is required to complete the audit. Company shall only request an audit in good faith and with a reasonable basis to challenge Servicer’s invoicing of Pass Through Charges (after discussion between the Primary Contacts) and shall endeavor not to request an audit under this Agreement more often than once every six months. All information provided in connection with an audit shall be treated as Confidential Information. If Servicer agrees with the results of the audit, Servicer shall pay to Company the amounts of any discrepancies discovered in an audit conducted pursuant to this Section within twenty days of the conclusion of such audit. If Servicer does not agree with the result of the audit, Servicer shall, if required, pay the amounts of any discrepancies upon final resolution of the matters in accordance with Section 11 of this Agreement. Company shall bear the costs of the audit, unless the audit shall discover a discrepancy to Company’s detriment that exceeds the greater of 5% or $50,000 of the amount of Pass-Through Charges claimed by Servicer under this Agreement versus the actual amount for any 12-month period, in which case Servicer shall bear 75% of the cost of the audit subject to a maximum amount of $10,000.

(g) Offsets. No party shall have any right to offset amounts due under this Agreement against any sums owed to it by the other or their respective Affiliates, without the express prior written consent of the party against whom such right of offset is to be exercised.

(h) Disputed Payments. Disputes concerning payments owed under this Agreement that cannot be resolved by the parties shall be resolved following the guidelines set forth in Section 11 of this Agreement. In addition, notice of any disputed invoiced amounts shall be communicated orally by Company to Servicer within 20 days of receipt of invoice, with the written submission required by Section 11 of this Agreement required within 30 days of receipt of invoice. Payments owed by either party and resolved prior to formal arbitration proceedings shall be paid within 15 days of resolution. Payments owed by either party and resolved only after formal proceedings, as set forth under Section 11 of this Agreement, shall be paid on the basis determined by the formal proceeding.

3.	Management and Administration.

(a) General. Company designates Servicer to provide certain management and other services to the Retained Personal Lines Business which includes the performance, as applicable, of all underwriting and claim functions, as well as the accounting, customer service, regulatory, statistical reporting and other administrative functions set forth on Schedule 1. Servicer shall provide certain management and other services to the Retained Personal Lines Business for Company consistent with Section 1(c). This includes retaining qualified and properly licensed personnel and consulting with certain employees of Company to perform required operations meeting all regulatory and statutory requirements and communicating regularly with Company with respect to the Retained Personal Lines Business, including sending appropriate management reports as agreed to with Company. It is agreed that, as required to provide Services, Servicer shall have the right and/or obligation, subject to the specific requirements of this Agreement and Schedules, to:

1)	give, receive, execute, issue, and deliver all notices, endorsements, waivers, demands, proofs, and agreements of every kind and nature which may be necessary or desirable in connection with the policies or any reinsurance in connection with the policies comprising the Retained Personal Lines Business;

2)	ask, demand, attach, sue for, recover, receive, and receipt for all premiums, debts, and sums of money due or becoming due on under or in connection with Retained Personal Lines Business, except that Company shall still maintain control of the “lockbox” for receipt of premium on the Direct Business;

3)	to adjust, settle, pay, defend, arbitrate, and/or compromise any and all claims and suits under or in connection with the Retained Personal Lines Business;

4)	prosecute or defend any action which Servicer deems necessary or desirable in order to exercise the rights, powers, and privileges granted to Servicer; and

5)	manage information technology system changes relating to the Assist System and provide support for the conversion of the Residual Business to the PRO policy writing system at a price and with established timelines that the parties shall determine in future prioritization meetings, it being understood that pricing shall be based on Servicer’s actual cost.

(b) Single Point of Contact. Company hereby designates Robert E. Maly and Servicer hereby designates Roger Smith to be the Primary Contact (the “Primary Contact”) that the other party shall contact regarding any matter relating to this Agreement except for claims handling issues to be handled initially by Tom Hurley for Company and Jim Dowdee for Servicer pursuant to Schedule 1. The Primary Contacts will endeavor to meet at least quarterly to review contract issues, including the proper allocation of Pass Through Charges and the scope of Services provided hereunder, and will specifically address any possible elimination of Services under Section 6. In the event that the Primary Contact designated by Company or Servicer is unresponsive or otherwise unsatisfactory to the other party in its reasonable judgment, Company and Servicer agree to replace the applicable designated Primary Contact upon receipt of a written request setting forth the reasons for removal and signed by an officer of the party requesting removal. Neither party shall request removal of a Primary Contact for any reason that would give rise to any violation of law.

4.	Claims Handling; Payment of Claims and Allocation Expenses.

Company designates Servicer to manage all claims handling matters with respect to the Retained Personal Lines Business in a manner at least consistent with the standards Servicer uses with respect to Great American’s agency book of business reinsured pursuant to the terms of the Reinsurance Agreement. In addition:

4.1	Company shall use a checking account in a United States qualified financial institution to be administered by Servicer for the payment of losses and allocated loss adjustment expenses paid on claims made under policies issued by Company (the “Claims Account”), in accordance with the terms set forth in Schedule 2 attached hereto and incorporated herein.

4.2	Servicer shall review and, if appropriate, pay all claims, defend all suits and pay all loss adjustment expenses within Servicer’s Settlement/Reserve Authority, as specified in Schedule 2, by check drawn on the Claims Account. Schedule 2 may be revised from time to time by written notice from Company’s claims liaison (initially, Tom Hurley) to Servicer’s claims liaison (initially, Jim Dowdee) without the need for a formal amendment to this Agreement. Servicer shall review and make recommendations to Company regarding payments on any suits, claims and allocated loss adjustment expenses in excess of Servicer’s Settlement/Reserve Authority. Servicer shall obtain prior written approval from Company before making offers of settlement or paying any claims or loss adjustment expenses exceeding the Settlement/Reserve Authority. Finally, although Company shall have the right to select counsel to defend suits, Servicer and Company shall agree on a defense counsel panel from which all suit assignments will be made. As of the date of this Agreement, the parties agree that Servicer’s existing defense counsel panel is acceptable.

4.3	A. The term “allocated loss adjustment expenses” (or ALAE) means those reasonable and necessary expenses incurred by Servicer in connection with the Services provided by it under the terms of this Agreement as such term has been used historically in the Company’s business, including the items set forth on Schedule 3.

B. The term “unallocated loss adjustment expenses” (or ULAE) means those reasonable and necessary expenses incurred by Servicer in connection with the Services provided by it under the terms of this Agreement as such term has been used historically in the Company’s business.

4.4	Charges for ALAE or ULAE shall not exceed usual, reasonable and customary local charges.

5.	General Obligations.

5.1.	Servicer agrees to provide the Services, including Response Services, in a professional manner consistent with Section 1(c) and, with respect to claims services, consistent with Schedule 1 – Specific Claims Services. To the extent Servicer consults with any employees of Company in the provision of Services, Servicer agrees to consult with Company human resource representatives with respect to any employee matters that may arise.

5.2.	Servicer agrees to provide all necessary services to Company to comply with the requirements established by the State of New Jersey in connection with the transfer of Company’s personal auto business (comprising a portion of the Non-Reinsured Business) to Palisades Safety and Insurance Management Corporation.

5.3.	Servicer agrees to provide all necessary services to Company to finalize the sale of a portion of the Direct Business (the Worldwide Business and the Purchased Business) to Response. In addition, Servicer agrees to provide reasonably requested support services to Company in connection with any future proposed or finalized sale of any portion of the Direct Business. Such support services shall include assistance in preparing any required due diligence materials, and in providing any required transition services to enable Response or another future purchaser to effectively transfer the Direct Business off of the Company’s paper. Company shall control any negotiation and sale of the Direct Business. Upon successful closing of the Purchase Agreements, in support of Company’s obligations pursuant to the terms of the GAI-Response Service Agreement, Servicer specifically agrees to provide the Response Services set forth in Schedule 1A, and any other services upon which Company and Servicer mutually agree. Servicer’s obligations under this Section 5.3 shall survive until April 30, 2005. Thereafter, Servicer agrees to negotiate in good faith with Company for the provision of any further services that may be required (in Company’s reasonable judgment) to facilitate the transition of the Direct Business, all at mutually agreed terms and prices.

5.4.	The parties agree to cooperate in good faith with one another to ensure that any future sale or other disposition of any personal lines business (whether Retained Personal Lines Business of Company or Reinsured Business of Servicer) shall take into account the interest of the other party.

5.5.	Servicer agrees to cooperate with Company, including the provision of appropriate facilities and employee liaisons, on any regulatory exam, claims matters, or other inquiry related to the Retained Personal Lines Business.

5.6.	Servicer shall provide consultation and support, as reasonably requested by Company, with respect to any intellectual property relating to systems or other information technology historically used in the Direct Business by or under the control of Servicer.

5.7.	Servicer will negotiate in good faith with Company the terms and conditions, including price, for the provision of any additional services that Company may request from time to time.

6.	Term and Termination.

6.1.	Subject to Section 6.4, the parties may mutually agree on the elimination of certain Services to be provided under this Agreement at any time. In addition, Company shall have the right at any time, upon 180 days written notice to Servicer, to terminate the obligation of Servicer to perform any or all of the Services. Any reduction of Services shall also include a reduction in any associated Services Charge and the parties shall, through their Primary Contacts, execute an elimination form substantially in the form of Appendix II hereto (each, an “Elimination Form”). Each party represents and warrants that their respective Primary Contacts shall have the authority to execute an Elimination Form or the Final Elimination Form (as defined below), and such document shall be binding on the party. Upon execution, all Elimination Forms will amend the remaining Services (and associated Services Charge) obligations of the parties as described herein. If all remaining Services are eliminated, then that Elimination Form will be deemed to be the final one, must indicate the same, and will terminate the Services obligations (and all associated Services Charge obligations) pursuant to this Agreement, effective at the end of the Term or a shorter period, if mutually agreed to by the parties (the “Final Elimination Form”).

6.2.	This Agreement and the obligations and duties of Company and Servicer hereunder shall terminate, unless extended by mutual agreement, at 11:59 p.m. on December 31, 2004, subject to any necessary extension to develop and implement appropriate transition procedures as described in Section 6.4. Prior to such time, Company shall use reasonable best efforts to transfer (i) claims related services to a third party within six months of the dates hereof for new claims and by December 31, 2003 for existing claims, and (ii) other specific categories of Services set forth on Schedule 1 during calendar year 2004 as agreed to by the Primary Contacts. There will be no elimination of any Response Services until the end of the GAI-Response Services Agreement, which shall not be extended beyond its initial term without the consent of the Servicer.

6.3.	This Agreement may be terminated by either party by providing written notice of immediate termination to the other party in any of the following circumstances:

A. If a party becomes the subject of an insolvency or bankruptcy proceeding or makes an assignment of all or substantially all of its assets for the benefit of its creditors;

B. If a party fails to cure a breach of a material provision of this Agreement within thirty (30) days after receipt of written notice demanding cure.

6.4.	Notwithstanding anything to the contrary in the Agreement, any termination of Services, except upon the breach by Company of its obligations hereunder, shall include appropriate transition procedures mutually agreed to by the parties, including fees to be paid therefore, designed so that (i) performance of such Services may, if necessary, be continued by Company (or its designee) without adverse disruption to the Retained Personal Lines Business and (ii) there is no adverse affect on any outstanding claim, litigation or other matter affecting the Retained Personal Lines Business. As part of the transition procedures to be developed, the parties hereby agree to cooperate in good faith with respect to claims and suits occurring and reported during the term of this Agreement until such claims and suits are fully and finally settled and resolved, and any data calls and data submission corrections, examinations or other regulatory requirements are completed. Notwithstanding the foregoing, any transition procedures shall be designed in a manner that minimizes the need for any further services to be rendered by Servicer and shall, in no event, require that Servicer provide any transition related services beyond 11:59 p.m. on December 31, 2005.

7.	Representations and Covenants of Servicer.

Servicer represents and covenants, as applicable, that:

7.1	It will comply with applicable laws, rules and regulations in the performance of its duties under this Agreement.

7.2	It is duly authorized and licensed to perform its duties hereunder in each jurisdiction in which it will act.

7.3	It will use reasonable best efforts to provide timely and accurate data to Company in support of the Company’s compliance with laws, rules and regulations affecting the Retained Personal Lines Business. Any necessary corrections to data shall be performed timely and, unless directly caused by Company or by events not under Servicer’s control, at Servicer’s sole cost and expense. Servicer and Company shall agree upon the format of such data and shall work in good faith to achieve Servicer’s compliance with this Section and minimize any cost or expense required to correct data submissions.

7.4	It will comply with Company’s record retention policies, which have been, and will continue to be, made available to Servicer.

7.5	Servicer will use any applicable software licenses relating to Company’s information technology systems exclusively for the performance of its duties under this Agreement.

7.6	It will comply with all confidentiality and non-competition covenants of Company made in the Purchase Agreements, copies of which have been previously delivered to Servicer.

7.7	Except as otherwise permitted by the terms hereof or as consented to in writing by Company, it will use its own employees and those of its subsidiaries in providing Services under this Agreement.

7.8	A.	Servicer shall maintain, consistent with past practice, separate, true, accurate and complete records and accounts of all transactions arising out of this Agreement. All records and accounts shall be maintained at all times in such a manner and form as may be agreed to by the Company and in accordance with generally accepted accounting and insurance practices. The Company shall have the right, upon reasonable notice to the Servicer to inspect, audit and obtain copies of Servicer’s accounts and records of the Retained Personal Lines Business.

	B.	It shall be the duty of the Servicer, at its expense, to prepare and submit to the Company the underwriting and statistical data applying to the Retained Personal Lines Business for the Company’s Annual Statement and other reports required of the Company by governmental authorities.

8.	Representations and Covenants of Company.

Company represents and covenants, as applicable, that:

8.1	It will comply with applicable laws, rules and regulations in the performance of its duties and this Agreement.

8.2	It shall furnish to Servicer all instructions, data and information in its possession as may be reasonably determined by Servicer to be required for Servicer to furnish the services.

8.3	To Company’s knowledge, Servicer’s use of any applicable software licenses of the Company for the performance of its duties hereunder will not violate any patent, trademark, copyright, or trade secret or other proprietary right of any person in a manner which is likely to result in any liability to either Company or Servicer. Both Company and Servicer hereby acknowledge that there are certain potential issues with various software licenses arising from the fact that Servicer, although still an affiliate of the Company, is no longer a majority-owned subsidiary. Both parties agree that: (i) no indemnification obligation shall attach to either party as a result of these issues; and (ii) they will cooperate in good faith with each other in the resolution of such issues with any applicable vendor in an effort to minimize liability for both parties.

9	LIMITATION OF LIABILITY.

NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES OR FOR ANY FORM OF DAMAGES OTHER THAN DIRECT DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF. NOTWITHSTANDING THE FOREGOING, THE LIMITATIONS OF LIABILITY IN THIS AGREEMENT SHALL NOT APPLY TO LIMIT A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT OR DAMAGES ARISING SOLELY FROM FRAUD OR WILLFUL MISCONDUCT.

10.	Indemnification.

A.	Servicer shall indemnify, defend and hold harmless Company and its employees, officers, directors and agents from and against any and all losses, damages, fines and penalties, expenses, causes of action or other liabilities of any description whatsoever, including, without limitation, settlement costs and reasonable attorneys’ fees, regulatory fines and penalties, court costs and other expenses incurred in the investigation, prosecution or defense of any claim, suit, regulatory proceeding or other action, or any threatened claim, suit, regulatory proceeding or other action brought by any party based upon or arising out of any breach of Section 7.3 or material breach of any other agreement, covenant or representation made by Servicer under this Agreement, except (i) to the extent incurred primarily as a consequence of Company’s independent conduct, or (ii) to the extent incurred primarily as a consequence of material modifications, alterations or changes to the technology, information systems or processes required by the Company other than the conversion of the PRO System referenced in Section 3(a)(5). As a limit to Servicer’s aggregate exposure under this indemnity, the parties agree that Servicer shall be fully liable for the first $4,000,000, shall share equally with Company in the next $6,000,000, and shall have no liability for amounts exceeding $10,000,000.

B.	Company shall indemnify, defend and hold harmless Servicer and its employees, officers, directors and agents from and against any and all losses, damages, expenses, causes of action or other liabilities of any description whatsoever, including, without limitation, settlement costs and reasonable attorneys’ fees, court costs and other expenses incurred in the investigation, prosecution or defense of any claim or action or any threatened claim or action, brought by any party based upon or arising out of any material breach of any agreement, covenant or representation made by Company under this Agreement, except to the extent incurred primarily as a consequence of Servicer ‘s independent conduct.

11.	Confidentiality.

11.1.	It is acknowledged and agreed that Servicer will be exposed to confidential and proprietary information of Company during the term of this Agreement (“Confidential Information”), including but not limited to any personally identifiable consumer information and information relating to computer programs, specifications, integration methodology, market information, product designs, product strategies, financial and pricing information, and related intellectual property of Company. Each party shall comply with all federal and state laws, rules and regulations protecting the Confidential Information and privacy rights of the Company, its customers and consumers, including, without limitation, Title V of the federal Gramm-Leach-Bliley Act. Servicer will not directly or indirectly reuse or redisclose to any affiliate, or any unaffiliated entity or person, any Confidential Information provided by the Company under this Agreement for any purpose other than to perform the activities contemplated by this Agreement or as may be required by law. Servicer shall disclose Confidential Information only to its employees (and those of its subsidiaries) who have a need to use such information for the purpose of performing Servicer’s obligations under this Agreement. Upon the termination of this Agreement, Servicer shall return or destroy, at Company’s request, all Confidential Information.

Servicer shall provide Company with prompt written notice in the event Servicer receives any request, demand or other communication seeking the disclosure or inquiring about the use of Confidential Information and shall, to the fullest extent permitted by law, object to such disclosure so that Company may seek an appropriate protective order.

11.2.	Servicer may receive or otherwise have access to non-public information about a customer of the Company (“Customer Information”) in connection with providing services to the Company pursuant to the terms of the Agreement. Servicer agrees, to the extent required by law, to implement and maintain an appropriate security program for Customer Information designed to (i) ensure the security and confidentiality of Customer Information; (ii) protect against any anticipated threats or hazards to the security or integrity of Customer Information, and (iii) protect against unauthorized access to or use of Customer Information that could result in substantial harm or inconvenience to any consumer or customer of the Company.

12.	Informal Dispute Resolution; Arbitration.

Company and Servicer agree that any dispute, controversy, or claim arising out of or related to this Agreement (the “dispute”) shall go through the following informal dispute resolution process prior to submission to arbitration. First, the dispute, together with all relevant documentation, shall be submitted in writing to a senior management representative of both Company and Servicer and, in the case of a disputed payment under Section 2, within thirty (30) days after receipt of invoice. The representatives will negotiate in an effort to resolve the dispute for fifteen days without the necessity of any formal proceeding.

If any dispute, controversy or claim arising out of or related to this Agreement has not been resolved, the parties hereby agree to arbitration. All matters referred to arbitration shall be determined and settled according to the Commercial Arbitration Rules of the American Arbitration Association except as expressly set forth herein. Either party may demand arbitration by giving written notice to the other party stating the nature of the controversy.

Arbitration shall be by three arbitrators, one of which is selected by each party and the third of which is selected by the two arbitrators so selected. Arbitrators shall have experience as insurance company executives. The arbitration shall be held in Cincinnati, Ohio or such other place as agreed upon by the parties. The arbitration panel shall allow discovery as is appropriate for the purposes of the arbitration in accomplishing fair, speedy and cost-effective resolution of disputes. The costs of arbitration, including, without limitation, reasonable attorney fees, shall be apportioned between the parties in the proportion to the amount of fault attributed to each party by the arbitration panel. There shall be no award of punitive, consequential or extra-contractual damages. The decision of the arbitration panel shall be final, conclusive and binding upon the parties and a judgment upon the award rendered by the arbitration panel may be entered into any court having jurisdiction thereof. The parties agree and stipulate that time is of the essence in conducting the arbitration of disputes. If either party unreasonably delays the process of the arbitration, the other party shall not be obligated to continue with the arbitration process, and shall have the right to legal review of the dispute.

13.	Amendment and Waiver.

13.1	This Agreement and the Exhibits attached hereto contain the entire agreement between the parties with respect to the subject matter hereof and shall not be amended except in a writing duly signed by both parties to this Agreement.

13.2	The failure of either party to insist upon strict adherence to any term or condition of this Agreement on any occasion shall not constitute a waiver of such party’s right to insist upon strict adherence to such term or provision on a subsequent occasion. Any of the terms or provisions of this Agreement may be waived at any time, and from time to time, in writing by the party entitled to the benefit thereof without impairing or diminishing any other term or provision hereof. Waiver by either party of a breach of any term or provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach.

14.	Notice.

All notices, requests and other communications (“Notices”) required or permitted to be given under this Agreement shall be given in writing and shall be deemed duly delivered if delivered personally with receipt acknowledged, or by overnight delivery service, prepaid, confirmation receipt requested, addressed to the parties at the following addresses, or such other address as any party may specify hereinafter by giving notice to the other party in accordance with the procedure outlined in this section:

If to Company:

Great American Insurance Company

580 Walnut Street

Cincinnati, OH 45202

Telephone:     513.369.5000

Facsimile No: 513.369.3655

Contact Person: General Counsel

If to Servicer:

Infinity Property and Casualty Corporation

2204 Lakeshore Drive

Birmingham, AL 35209-6787

Telephone:     205.870.4000

Facsimile No: 205.803.8080

Contact Person: General Counsel

15.	Assignment.

Neither party may assign its rights and obligations under this Agreement without the prior written consent of the other party. All representations, covenants and warranties of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Except for Response, who shall be deemed a third party beneficiary to this Agreement for purposes of the Response Services, nothing in this Agreement is intended or shall be construed to confer upon or give to any person or entity other than Company and Servicer any right, remedy or claim hereunder.

16.	Severability.

If any provision of this Agreement shall be declared invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect.

17.	Survival.

The obligations and other provisions set forth in (i) Sections 5.2 and 5.6 shall survive for 3 years beyond the expiration or termination of this Agreement, and (ii) Sections 5.5, 9, 10, 11 and 17 of this Agreement shall survive any expiration or termination of this Agreement indefinitely.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF the parties have caused this Servicing Agreement for Retained Personal Lines Business to be executed by their respective duly authorized officers as of the date first written above.

SERVICER:

INFINITY PROPERTY AND CASUALTY
CORPORATION

By:	/s/ Samuel J. Simon
Name:	Samuel J. Simon
Title:	Senior Vice President

COMPANY:

AMERICAN FINANCIAL GROUP, INC.

By:	/s/ Keith A. Jensen
Name:	Keith A. Jensen
Title:	Senior Vice President

SCHEDULE 1

SERVICES

Future Period Services Charge Adjustments

For Services noted below that are not considered Pass-Through, Service charges are considered the base amounts from which the Section 2 cost of living adjustment (COLA) shall be applied. No COLA adjustment shall be made to any premium-based variable charges. During January of each subsequent calendar year in effect, Servicer shall provide a new base amount for each Service charge by multiplying the previous base amount by (1 plus the previous year’s COLA).

A tiered volume adjustment applies to the fixed fee portion of any and all Services in effect at the date of invoice. The fixed fee charges noted below are based on the Direct Business Direct Written Premium volume estimated at $80,600,000. Each of the applicable fixed fee charges for a given month shall be increased/decreased by the following percentages, based on the Annualized Direct Written Premium at the date of invoice.

Direct Business Annualized Direct Written Premium Tier	Adjustment %

Above 137,020,000	80.0%
120,900,001 to 137,020,000	60.0%
104,780,001 to 120,900,000	40.0%
88,660,001 to 104,780,000	20.0%
72,540,001 to 88,660,000	0.0%
56,420,001 to 72,540,000	-20.0%
40,300,001 to 56,420,000	-40.0%
24,180,001 to 40,300,000	-60.0%
8,060,001 to 24,180,000	-80.0%
1 to 8,060,000	-90.0%

For purposes of this Agreement, “Direct Written Premium” shall be interpreted consistent with the definition determined by the NAIC Statutory Annual Statement Blank throughout the term of the Agreement. “Annualized Direct Written Premium” shall be calculated for purposes of the Fixed Fee Premium Volume Adjustment section of Schedule 1 below. The current calendar year Direct Written Premium shall be divided by the current number of months within the current calendar year to arrive at an average monthly direct written premium. The resulting average monthly direct written premium shall then be multiplied by 12 to arrive at the “Annualized Direct Written Premium.”

To address the economic impact of the transition of the Direct Business as set forth in Section 1 of the Agreement, Servicer and Company agree to calculate the total amount of Direct Business retained by Company as of the beginning of each calendar month during the term of this Agreement, and to adjust all fee calculations accordingly.

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Executive

Services Performed:

•	Servicer shall provide management/executive oversight including results/reporting management consistent with past practice

•	Servicer shall provide planning and budgeting support utilizing Company systems

•	Servicer shall provide those internally developed reports relating to Retained Personal Lines Business in effect as of the Effective Date for all relevant periods during the Agreement

•	Servicer shall provide management for premium collection and accounting

•	Servicer shall provide management and reporting on customer retention data

•	Cooperation with Company personnel in servicing St. Louis Call Center operations

Services Charge:

•	The charge for this Service is included in the charges for the other services mentioned below

Administration

Services Performed:

•	Infrastructure costs historically allocated to the Direct Business for Cincinnati, Ohio Dixie Terminal employees

Services Charge:

•	The charge for this Service is included in the charges for the other services mentioned below

Keane Outsourcing

The Master Service Agreement for Information Technology Services between Company and Keane, Inc. dated December 26, 2000 will be amended to join Servicer as a party and to transfer the management of Service Agreement No. 4 to Servicer, with allocation of FTE resources and all associated costs under Service Agreement No. 4 to be determined in regular prioritization meetings between Company and Servicer, and Response, if applicable.

Information Technology

Services Performed:

•	Servicer shall provide Company’s management and external reporting data feed support, consistent with statutory or regulatory requirements and deadlines for such submissions throughout the Term or until Servicer has fully transitioned from Company’s PRO system, whichever occurs first.

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•	Servicer shall provide support, at Company’s sole discretion, for Retained Personal Lines Business discretionary projects

•	Servicer shall provide, at Company’s sole discretion, project management support for Company’s Retained Personal Lines Business project requests

•	Servicer shall provide production problem oversight

•	Servicer shall provide data segregation/integration/security needs resulting from any future potential sale of all or a portion of the Retained Personal Lines Business or other Reinsured Business during the Term of the Agreement, specifically including the requirements of the GAI-Response Service Agreement

Service Limitations:

•	All discretionary projects shall be provided only upon Company request or as otherwise agreed by the Primary Contacts.

•	Enhancements resulting solely for Retained Personal Lines Business benefit/requirements shall be signed off by Company in advance

Services Charge:

•	1.2840% per Monthly Direct Written Premium, plus

•	$19,450.00 fixed fee per month

IT Direct Only

Services Performed:

•	No Service shall be performed

PL Distribution

Services Performed:

•	No Service shall be performed

Accounting

Services Performed:

•	Servicer shall provide claims subrogation collections management and accounting

•	Servicer shall provide claims salvage collections management and accounting

Services Charge:

•	$0.0310 per dollar of salvage and/or subrogation collected, plus

•	$6,852.00 fixed fee per month

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Product Management/Assigned Risk

Services Performed:

•	Servicer shall provide rate and form filing services for the Direct Business, in consultation with Company, to ensure that rates are maintained at a level required to support the Company’s strategic plan for the Direct Business.

•	Servicer shall provide quarterly actuarial analyses for ratemaking

•	Servicer shall provide industry/competitor rate comparisons consistent with past practice

•	Servicer shall provide loss ratio management

•	Servicer shall provide DMV/Bureau reporting and data support

•	Servicer shall provide any other filings or reports necessary to comply with state regulations

•	Servicer shall provide reinsurance contract management consistent with past practice

•	Servicer shall provide data maintenance necessary to support pricing and product activity

•	Servicer shall provide support, consistent with past practice, on assignment and assessment calculations for all states where such calculations have been made prior to the date of this Agreement

•	Servicer shall provide testing, data support, data calls and all necessary corrections

•	Servicer shall provide policy issuance, processing, accounting and servicing of all assigned risk Retained Personal Lines Business, consistent with past practice and the Reinsured Business.

•	Servicer shall manage the PMSC (or its successor) assigned risk outside services contract relationship, and shall manage the services performed by PMSC. Servicer shall obtain Company’s prior written consent, not to be unreasonably withheld, to any proposed successor to PMSC (or any future approved successor).

•	Servicer shall ensure that the underlying assigned risk related premium, loss, LAE, commission and underwriting expense data are segmented among the appropriate corresponding Company 3435, 3436, 3437, 3438 and 3439 profit centers based on the state in which the data applies.

•	Servicer shall ensure that the PMSC (or its successor) assigned risk outside services contract billings are billed to the appropriate Company profit center, segmenting each billing among the corresponding 3435, 3436, 3437, 3438 and 3439 profit centers based on the state in which the charge applies. Such billings shall be considered Pass-Through expenses.

•	Servicer shall prepare and provide a mutually agreed upon allocation methodology within each of the Company profit centers 3435, 3436, 3437, 3438 and 3439 in order to apply the assigned risk charges among the appropriate entities. PMSC (or its successor) assigned risk outside services contract billings shall be allocated among the appropriate entities using the above allocation methodology. The allocation for each of the profit centers shall be segmented among the Reinsured Business, all other Servicer business, Mitsui related business, and Retained Personal Lines Business. In the event that a portion

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of the Retained Personal Lines Business is sold or otherwise disposed, the Retained Personal Lines Business shall be further segmented between the Retained Personal Lines Business retained by Company and the Retained Personal Lines Business sold or otherwise disposed. Such billings shall be considered Pass-Through expenses.

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Services Limitations:

•	Any rate filings and revisions initiated by Servicer are considered Services and shall be consistent with the Reinsured Business filings and revisions.

•	Servicer shall provide Company with prior notice of any rate filings relating to the Direct Business

•	Company shall not initiate any rate filings or revisions for policies written on the Company’s paper during the term without Servicer’s consent, which shall not be unreasonably withheld

Services Charge – Product Management:

•	1.4643% per Monthly Direct Written Premium, plus

•	$26,643.00 fixed fee per month

Services Charge – Assigned Risk:

•	0.0955% per Monthly Direct Written Premium, plus

•	Additional Pass-Through expenses noted above.

Marketing

Services Performed:

•	Servicer shall provide Driver Club marketing support consistent with the Reinsured Business program and also as required by the Purchase Agreements with Response

•	Servicer shall provide management of Cross Country, iFleet and Summit Marketing, or any successor entity providing similar services

Services Limitations:

•	Driver Club marketing practices shall be agreed upon in advance by Company

Services Charge:

•	0.0613% per Monthly Direct Written Premium, plus

•	$16,174.00 fixed fee per month

Claims

Services Performed:

•	Servicer shall provide claims management and handling as more fully described below

•	Servicer shall provide cradle to grave claims handling services

•	Servicer shall provide SIU services

•	Servicer shall provide legal support, including but not limited to house counsel and auto appraisals

•	Servicer shall provide bill review compliance services

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Services Charge:

Company agrees to pay Servicer for the Retained Personal Lines Business’ proportionate share of Servicer claim departments claims handling costs. Servicer claims department costs incurred from other Servicer departments shall be excluded from this allocation. In addition, Servicer claims department directly incurred costs that do not benefit the Retained Personal Lines Business shall be excluded from this allocation. The Servicer and the Company shall mutually agree upon the expenses defined above. Each month throughout the Term of the Agreement, a pro rata allocation basis shall be used to segregate these costs among the entities such Servicer claims departments service. The allocation process shall use weighted claim counts by program, status, state and coverage to segregate the costs among the serviced entities. The claim count definitions, claim count weights, status definitions, state definitions and coverage definitions shall be approved by Company prior to the first billing and shall be defined in the same manner for all underlying data of the serviced entities. In accordance with Section 2(c) of the Agreement, there shall be no charge related to the Merlin Claims System.

Effective May 1, 2003, and each calendar month thereafter, the above allocation shall be adjusted to account for the transition of claims handling services from Service to Pacesetter National Corporation until all claims are effectively transferred.

Specific Claims Services

Servicer agrees to provide, in accordance with the January 4, 2003 version of Servicer’s Best Practices attached hereto as Exhibit A and incorporated herein by reference (or a mutually agreed upon successor document) (“Servicer’s Best Practices”) the following “Services” for claims made under the Retained Personal Lines Business, which currently exist and/or occur and are reported to Servicer for handling during the effective term of this Agreement:

1.	To provide availability to all claim management reports necessary to conduct the Retained Personal Lines Business in a manner consistent with past practice including salvage and subrogation reports. The database from which the above reporting shall be made must contain data to be consistent with all reporting requirements utilized in the production of the “CAPS” reports in existence as of the Effective Date and shall include, but shall not be limited to, the claim number, date of occurrence, date on which the claim file was established, the amount of loss reserves established, the nature of the feature and claim (i.e. BI, PIP, AC, etc…) and the location (city and state) where the loss or accident occurred.

2.	To establish and maintain a hard copy and/or electronic file for each claim reported to Servicer containing all information pertaining to the claim, and upon request, to provide Company with a complete copy of any claim file. Servicer shall also maintain record retention under Company standards in existence as of the Effective Date or as amended as necessary to comply with legal or regulatory requirements, accessibility of which shall be available at all times to Company.

3.	To investigate, establish reserves for, adjust, settle or resist, as appropriate, all claims and suits within Servicer’s Settlement/Reserve Authority as established by Company in Schedule 2 and in accordance with Servicer’s Best Practices.

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4.	To obtain timely approval by Company prior to a decision (a) to settle any claim in excess of Servicer’s Settlement/Reserve Authority or (b) to try a case in suit or appeal a suit on which a verdict has been rendered. Servicer shall provide Company with reasonable advance notice of the details concerning any such request for approval.

5.	To obtain Company’s consent prior to denying coverage on any claim, or denying a policy limits demand, except that Servicer shall be entitled to act without Company’s consent whenever a time limit for responding to a claimant imposed by an applicable statute or regulation or substance of the demand will expire before Company’s consent can be obtained, it being understood that Servicer will nevertheless attempt to secure Company’s consent to any such action in a timely manner. All coverage denial procedures shall conform to Servicer’s Best Practices.

6.	To supervise all litigation and to attend, as appropriate, any judicial or administrative proceedings involving any claim serviced under this Agreement.

7.	To designate Jim Dowdee as the Servicer’s initial account representative contact person to communicate to and coordinate with Tom Hurley, Company’s initial representative contact person, or his designee, as needed regarding the status of all Claims related Services hereunder. Servicer’s contact person noted above may be changed upon mutual agreement between both parties.

8.	To provide the Services for each claim until settled or closed or until Company and Servicer mutually agree in writing that Company has no further responsibility with respect to such claim.

9.	Company reserves the right to assume control and handling of any claim or suit at any time. Servicer shall deliver promptly to Company any claim file requested by Company. Company shall not be charged fees by Servicer for any claim that has been removed from Servicer’s claim handling responsibility.

10.	All claim files established by Servicer pursuant to this Agreement shall at all times remain the sole property of Company. Company shall be entitled to review all claim files maintained by Servicer at its place of business at any time during ordinary business hours. Servicer shall provide access to such files and records to insurance departments and other examination personnel and shall coordinate any required review, in each case upon reasonable notice.

11.	Servicer shall maintain a log of any complaints and inquiries received from any insurance regulatory authority, and shall provide said log to Company monthly. Accessibility to copies of any written correspondence relating to such complaints and inquiries shall be available at all times to Company. Servicer shall comply with all legal and regulatory requirements concerning such complaints including but not limited to prompt response and record retention.

12.	Servicer shall not delegate or subcontract to any third party the performance of any of the

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Services, duties or obligations undertaken by it pursuant to this Agreement without the prior written approval of Company, except if such delegation or subcontracting comports with past Company practice and complies with Servicer’s Best Practices. In any event, there shall be no material deviation from Servicer’s existing criteria for utilization of independent adjusters, independent appraisers, house counsel and other independent third parties without the prior written consent of the Company. Any material increase in the frequency of such on site activities that may be subcontracted above during the Term of the Agreement shall automatically result in a re-evaluation of the claims handling charges, which shall be reduced appropriately.

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SCHEDULE 1A

RESPONSE SERVICES

Servicer General Performance Requirements

The service levels, performance, scope and workflow processes throughout the Term of the Agreement shall be maintained at the level set forth within the GAI-Response Service Agreement, subject to additional service specific limitations noted below. This Schedule 1A applies only to Response Services and shall take effect only upon the execution of the GAI-Response Service Agreement.

Future Period Charge Adjustments

The Service charges below shall not include the COLA adjustment noted in Section 6.1. Future period charge adjustments (if any) shall conform to the terms and conditions set forth within the GAI-Response Service Agreement.

Services Rendered

In accordance with Section 5.6 of this Agreement, Servicer shall provide Company and Response reasonable access to systems and applications under the control of Servicer that are required to provide necessary support to Response to operate the Worldwide Business and Purchased Business. Servicer shall not make any alterations, substitutions or other modifications to any such systems without the prior written consent of Company, which shall not be unreasonably withheld. In addition, Servicer shall manage, maintain and administrate Company and Response systems and equipment under control of Servicer that are required to provide necessary support to Response to operate the Worldwide Business and Purchased Business.

Servicer shall adhere to all applicable terms and conditions of the GAI-Response Service Agreement, and perform all services listed therein that have been historically provided by Servicer personnel or systems, including the following:

•	In accordance with the transition to Servicer of responsibility for the Keane Outsourcing relationship outlined in Schedule 1 (Keane Outsourcing), Servicer shall provide the management, consultation and support required by Response.

•	If required by Response and reasonably requested by Company, Servicer shall provide consultation services to Company in establishing remote access to Response’s systems in CA and CT. Any extraordinary assistance (including without limitation any travel or programming work), as determined by Company and Servicer after consultation with Response, shall be at Response’s expense.

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•	Servicer shall provide necessary consultation and support, as reasonably requested by Company, for the transition of the existing main 800 telephone numbers directly related to the Worldwide and WDAIC business in order to separate call volumes and telephone expense from the GAIC pooled business.

•	Servicer shall provide necessary consultation and support, as reasonably requested by Company, for the PBX Equipment partitioning so that Company and Response will have separate access and billing of inbound and outbound calls.

•	Servicer shall provide necessary consultation and support, as reasonably requested by Company, for the transition of any claim calls relating to the Purchased Business or Worldwide Business to the appropriate Response number (i.e. Safelite for first notice on Melville/Meridian for claimants that may mistakenly dial the Company claims number).

•	Servicer shall provide Response with Indications Data set forth in Appendix 3 of the GAI-Response Service Agreement.

•	Servicer shall provide Driver Club Transition Services requested by Response.

•	Servicer shall be responsible for contracting directly with any required third party vendors for services under its direction; any existing relationship as of the Effective Date may continue uninterrupted (e.g. Driver Club relationship with Cross Country), but any new vendor relationship for services must be acceptable to Company in its reasonable discretion.

•	Servicer shall provide support for and comply with Schedule B, Section XIV downtime and support procedures and the related documents in Appendix 4.

•	Servicer shall provide management, consultation and support for the transition of those systems under Servicer control that will enable Company to provide the ISO, DMV and Statistical Reporting requirements in the GAI-Response Service Agreement Schedule B, Section XIV (as ultimately defined by mutual agreement between Company and Response).

•	Servicer shall provide forms composition services as described in Section XIV(f) of the GAI-Response Service Agreement.

•	Servicer shall provide reasonable management, consultation, support and assistance regarding any future Transition Service requested by Company on Response’s behalf.

•	In the instance where expenses are shared among Servicer, Company and Response, or any combination thereof, Company shall provide invoices distinguishing the appropriate share to be charged to each entity.

Service Charges

All Service Charges noted below shall be payable by Company to Servicer beginning with the first applicable period subsequent to the GAI-Response Service Agreement Closing Date and shall cease upon the termination of Company billings for Services provided to Response under the GAI-Response Service Agreement. The first and last period Services Charges shall be pro-rated for partial terms in accordance with the GAI-Response Service Agreement. Servicer shall ensure that there will be no duplicative charges in Services rendered to Company and/or Response.

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Executive Overhead Service Charges:

• First Twelve Months:

$57,620.00 fee per quarter, payable at each quarter end for each quarter Company is able to bill Response.

• Second Twelve Months:

The fee for the second year of this Agreement shall be adjusted upward or downward by the following formula: $230,480 times a fraction, the numerator of which is (x) the total number of Response Employees hired in connection with the Stock Purchase Agreement minus (y) the total number of Response Employees in the St. Louis facility at the first anniversary of the GAI-Response Service Agreement, and the denominator of which is the total number of Response Employees in the St. Louis facility hired in connection with the Stock Purchase Agreement. The resulting dollar figure shall be divided by four (4) to arrive at the appropriate charge per quarter.

IT Service and Marketing Service Charges:

• As Applicable:

$15,500.00 fee per quarter, payable at each quarter end for each quarter Company is able to bill Response.

Shared Expenses Among Servicer, Company and Response:

• As Applicable:

See last bullet point in “Services Rendered” section of this schedule.

Transition Services:

• As Applicable:

In the event that Servicer provides Transition Services to Response in accordance with Schedule J of the Stock Purchase Agreement referenced in the Recitals to this Agreement, Servicer shall receive its appropriate share of any proceeds received by Company from Response.

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SCHEDULE 2

CLAIMS HANDLING AND REPORTING PROCEDURES

(1)	Servicer shall have discretionary settlement authority to pay losses and establish reserves in the maximum amount of Fifty Thousand dollars ($50,000.00) per claim feature, not to exceed One Hundred Thousand dollars ($100,000.00) in the aggregate per claim and shall have maximum ALAE authority per claim of Ten Thousand dollars ($10,000.00) in the aggregate (“Servicer’s Settlement/ Reserve Authority”). Once the incurred (paid plus outstanding) for any feature or claim exceeds the Servicer’s Settlement/Reserve Authority, the Servicer shall have no settlement or reserve authority corresponding to such claim feature or claim, and shall refer the issue to Company’s primary contact with whom all such authority shall reside. Company shall have the right to adjust the Servicer’s Settlement/Reserve Authority with thirty (30) days’ notice to Servicer.

(2)	Servicer shall have discretionary draft authority in the maximum amount of the Servicer’s Settlement/Reserve Authority.

(3)	Servicer shall obtain the written consent of Company prior to issuing claims checks exceeding the Servicer’s Settlement/Reserve Authority. Servicer’s written request for additional payment authority shall be directed to:

Great American Insurance Company

580 Walnut Street

Cincinnati, OH 45202

Telephone:     (513) 287-8169

Facsimile No: (513) 763-7937

Contact Person: Tom Hurley

(4)	Servicer shall provide status reports to Company and handle all state reporting requirements as may be reasonably requested by Company. Servicer shall provide Company with notice, as soon as practicable, of all such claim features and/or claims that can be reasonably estimated to meet or exceed Servicer’s Settlement/Reserve Authority.

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SCHEDULE 3

ALLOCATED LOSS ADJUSTMENT EXPENSES

Medical examinations of claimants, medical or vocational rehabilitation services, and related transportation expenses of claimants,

Reports from attending or examining physicians,

Court imposed expenses and court costs, including court assessed attorney’s fees,

Costs for depositions, court reporting services, copies of transcripts and public records,

Witness attendance fees,

Appeal bonds,

Printing costs for trial and appellate records and other adjudicatory proceedings,

Expert testimony, opinions, appraisals, reports, surveys and analysis,

Fees for field adjusters, private investigators or other investigators (other than employees of Servicer or Company),

Medical cost containment services including, but not limited to, fee schedule services, rehabilitation counselors and medical management nurses,

Commercial photographers’ fees, and

Any similar services related to the investigation and defense of a particular claim or the protection of subrogation rights of Company.

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APPENDIX II

ELIMINATION FORM

This Elimination Form is completed by the parties’ Primary Contacts pursuant to Section 6.1 of the Servicing Agreement for Retained Personal Lines Business between Infinity Property and Casualty Corporation, as Servicer, and American Financial Group, Inc., as Company effective as of January 1, 2003 (the “Agreement”).

Servicer and Company have agreed that the following Services and associated Services Charges shall be deleted from Schedule 1 of the Agreement effective as of                     , 200    .

List specifically the eliminated Services identified on Schedule 1 of the Agreement:

[If this is intended to be a Final Elimination Form, as described in the Agreement, then the parties must expressly indicate the same.]

Except as expressly provided herein, this Elimination Form is not intended to modify, eliminate or alter any other Services or Services Charge obligations of the parties and in no event shall it modify, eliminate or alter any other obligations of the parties.

On behalf of Servicer,	On behalf of Company,

Infinity Primary Contact:	AFG Primary Contact:

By:	By:
Name:	Name:
Title:	Title:

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